UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 13, 2026
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First Busey Corporation
(Exact name of Registrant as specified in its charter)
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Nevada	0-15950	37-1078406
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11440 Tomahawk Creek Parkway Leawood, Kansas 66211
(Address of Principal Executive Offices)

(217) 365-4544
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BUSE	The Nasdaq Stock Market LLC
Depositary Shares, each representing a 1/40th interest in a share of 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock, $0.001 par value	BUSEP	The Nasdaq Stock Market LLC
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Letter Agreement with Van A. Dukeman
On July 13, 2026, First Busey Corporation (“First Busey”) entered into a letter agreement (the “Letter Agreement”) with Van A. Dukeman, the Chairman, President and Chief Executive Officer of First Busey, and Chairman and Chief Executive Officer of Busey Bank (the “Bank”). The Letter Agreement represents the extension of Mr. Dukeman’s current term serving as Chief Executive Officer of First Busey and Chief Executive Officer of the Bank for approximately three years through July 1, 2029 (the “Expected Term”), which First Busey’s Board of Directors has deemed to be in the best interests of First Busey at this time.
Mr. Dukeman’s base salary, annual bonus and long-term equity incentive opportunities remain unchanged. The Letter Agreement provides that First Busey will review Mr. Dukeman’s base salary, annual bonus and long-term equity incentive opportunities from time to time based on personal performance, company performance and market conditions. As long as Mr. Dukeman remains employed during the Expected Term, he will continue to be eligible for an annual bonus for each year he is employed, prorated for any partial years, and be eligible for an annual long-term equity incentive award in 2027 and 2028 (but not 2029).
Pursuant to the Letter Agreement, in consideration for Mr. Dukeman’s agreement to extend his current term and to forgo his annual long-term equity incentive award in 2029, First Busey will grant him a one-time retention award in the form of restricted stock units (the “Retention RSUs”) with an aggregate grant date value of $2,067,749.88, which will vest on July 1, 2029, subject to his continued employment through such date. In the event that, prior to the end of the Expected Term, Mr. Dukeman experiences a qualifying termination, as defined below or pursuant to the First Busey Corporation Second Amended 2020 Equity Incentive Plan, or Mr. Dukeman’s employment terminates due to his death or disability, the Retention RSUs will vest.
Pursuant to the Letter Agreement, in the event that (a) Mr. Dukeman’s employment is terminated without cause or (b) Mr. Dukeman resigns in accordance with his constructive discharge rights (each such termination, a “qualifying termination”), Mr. Dukeman will be entitled to (i) any annual bonus or long-term incentive award earned or accrued but not yet paid, (ii) an amount equal to the sum of (x) his then applicable base salary through the remainder of the Expected Term and (y) annual performance bonuses (based on his then most recent annual performance bonus) that would have been paid during the remainder of the Expected Term, (iii) payment for the value of the contributions that would have been made to Mr. Dukeman under all applicable retirement and other employee benefit plans had his employment continued through December 31 of the year in which such termination of employment occurs and (iv) continuing coverage under all existing life, health and disability programs for one year following his termination date.
The Letter Agreement also requires that Mr. Dukeman continue to hold no less than 300,000 shares of First Busey’s common stock through the second anniversary of his termination of employment.
Except as provided therein, the Letter Agreement does not amend or change Mr. Dukeman’s existing employment agreement, which was previously amended pursuant to the letter agreement between Mr. Dukeman and First Busey dated as of August 26, 2024 (the “Prior Letter Agreement”). Accordingly, the current vesting treatment of Mr. Dukeman’s equity awards other than the Retention RSUs will continue to apply, and Mr. Dukeman remains subject to the non-competition covenant set forth in the Prior Letter Agreement.
The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
In connection with the execution of the Letter Agreement, First Busey issued a press release. A copy of the press release is attached hereto as Exhibit 99.1.
The information in Exhibit 99.1 attached hereto is being “furnished” and will not, except to the extent required by applicable law or regulation, be deemed “filed” by First Busey for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor will any of such information or exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01    Other Events.
On July 14, 2026, First Busey declared a quarterly cash dividend of $0.26 per share on its outstanding shares of common stock. The dividend is payable on July 31, 2026, to stockholders of record as of July 24, 2026.
Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1	Letter Agreement, dated July 13, 2026, by and among First Busey Corporation, Busey Bank and Van A. Dukeman.*
99.1	Press Release, dated July 14, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101)
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*Filed herewith

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST BUSEY CORPORATION

Date:	July 14, 2026	By:	/s/ CHRISTOPHER H.M. CHAN
Christopher H.M. Chan
Chief Financial Officer